Exhibit 21

The significant subsidiaries of the Registrant, as defined in Section 1-02(w) of regulation S-X, are:

CACI, INC.-FEDERAL, a Delaware Corporation
(also does business as "CACI Marketing Systems", "Information Decision Systems", "Demographics on Call", "CACI IDS" and "CACI eBusiness Solutions")
CACI, INC.-COMMERCIAL, a Delaware Corporation
CACI Products Company California, a California Corporation
CACI Field Services, Inc., a Delaware Corporation
CACI N.V., a Netherlands Corporation
CACI Limited, a United Kingdom Corporation
Automated Sciences Group, Inc., a Delaware Corporation
IMS Services, Incorporated, a Maryland Corporation
Integrated Microcomputer Systems, Inc., a Maryland Corporation
CACI Technologies, Inc., a Virginia Corporation
CACI Technology Services, Inc., a Virginia Corporation
XEN Corporation, a Delaware Corporation